UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OrthoPediatrics Corp.
(Exact name of registrant as specified in its charter)

Delaware	26-1761833
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2850 Frontier Drive

Warsaw, IN 46582

(Address of principal executive offices)

OrthoPediatrics Corp. 2017 Incentive Award Plan
(Full title of the plan)

Daniel J. Gerritzen

General Counsel and Secretary

OrthoPediatrics Corp.

2850 Frontier Drive

Warsaw, IN 46582

(574) 268-6379

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Charles Ruck, Esq.

Christopher D. Lueking, Esq.

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

(312) 876-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $0.00025 par value per share	1,832,460	$13.00	$23,821,980	$2,965.84

(1)	The securities to be registered include shares of common stock, par value $0.00025 per share (“Common Stock”), of OrthoPediatrics Corp. (the “Registrant”) and options and rights to acquire Common Stock issuable under the plan listed in footnote 2 below.
(2)	Covers 1,832,460 shares of Common Stock issuable under the OrthoPediatrics Corp. 2017 Incentive Award Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of additional Common Stock, which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.
(3)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $13.00, the initial public offering price set forth on the cover page of the the final prospectus, dated October 11, 2017, relating to the initial public offering of the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the OrthoPediatrics Corp. 2017 Incentive Award Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by OrthoPediatrics Corp. (the “Registrant”) are hereby incorporated by reference herein:

(a)	The Registrant’s prospectus, dated October 11, 2017, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s registration statement on Form S-1 (File No. 333-212076); and

(b)	The description of the Registrant’s common stock, par value $0.00025 per share, contained in its registration statement on Form 8-A (Registration No. 001-38242), filed on October 11, 2017 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all other amendments and reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto) on or after the date hereof and prior to the filing of a post-effective amendment hereto, indicating that the Registrant has sold all securities offered or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes hereof, to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a Delaware corporation to provide in its certificate of incorporation that its directors will not be personally liable to it or its stockholders for monetary damages for breach of a fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for this limitation of liability. The Registrant will enter into indemnification agreements with its current and future directors, pursuant to which it will agree to indemnify them to the fullest extent permitted by Delaware law.

Section 145 of the DGCL (“Section 145”) provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action, suit or proceeding by or in the right of the corporation), by reason of the fact that such person is or was an officer, director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if such director, officer, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, the corporation must indemnify such person against the expenses (including attorneys’ fees) that he or she has actually and reasonably incurred.

Section 145 further authorizes a Delaware corporation to purchase and maintain insurance, on behalf of any person who is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not such corporation would otherwise have the power to indemnify such person under Section 145.

The Registrant’s amended and restated bylaws provide that it must indemnify, and advance expenses to, its directors and officers to the fullest extent authorized by the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under the Registrant’s amended and restated certificate of incorporation, the Registrant’s amended and restated bylaws, any statute, any agreement, any vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Registrant shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Registrant’s board of directors pursuant to the applicable procedures outlined in the Registrant’s amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held jointly and severally liable for such actions. A director who was absent when the unlawful actions were approved, or dissented at such time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the corporation’s board of directors at the time such actions occurred or immediately after such absent director receives notice of the unlawful actions.

The Registrant maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification payments that it may make to such directors and officers. The underwriting agreement, dated October 11, 2017, by and among the Registrant and the underwriters of its initial public offering, provides for indemnification by the underwriters of the Registrant and its officers and directors, and by the Registrant of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with such offering.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.6 of Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-212076), filed with the Commission on September 8, 2017)
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.7 of Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-212076), filed with the Commission on September 8, 2017)
4.3	Registration Rights Agreement, by and between the Registrant and Squadron Capital LLC, dated as of May 30, 2014 (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1 (File No. 333-212076), filed with the Commission on June 16, 2016)
4.4	First Amendment to Registration Rights Agreement, by and between the Registrant and Squadron Capital LLC, dated as of October 11, 2017 (incorporated by reference to Exhibit 4.3 of Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-212076), filed with the Commission on October 12, 2017)
4.5	Stockholders Agreement, by and between the Registrant and Squadron Capital LLC, dated as of October 11, 2017 (incorporated by reference to Exhibit 4.4 of Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-212076), filed with the Commission on October 12, 2017)
4.6	OrthoPediatrics Corp. 2017 Incentive Award Plan (incorporated by reference to Exhibit 10.3 of Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-212076), filed with the Commission on October 12, 2017)
5.1	Opinion of Latham & Watkins LLP
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 16, 2017.

ORTHOPEDIATRICS CORP.

By:	/s/ Mark C. Throdahl
Mark C. Throdahl
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of OrthoPediatrics Corp., hereby severally constitute and appoint Mark C. Throdahl and Fred L. Hite, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign a registration statement on Form S-8 and any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark C. Throdahl	President and Chief Executive Officer	October 16, 2017
Mark C. Throdahl	(Principal Executive Officer)

/s/ Fred L. Hite	Chief Financial Officer	October 16, 2017
Fred L. Hite	(Principal Financial and Accounting Officer)

/s/ Terry D. Schlotterback	Chairman of the Board	October 16, 2017
Terry D. Schlotterback

/s/ Bernie B. Berry, III	Director	October 16, 2017
Bernie B. Berry, III

/s/ Stephen F. Burns	Director	October 16, 2017
Stephen F. Burns

/s/ Bryan W. Hughes	Director	October 16, 2017
Bryan W. Hughes

/s/ Marie C. Infante	Director	October 16, 2017
Marie C. Infante

/s/ David R. Pelizzon	Director	October 16, 2017
David R. Pelizzon

/s/ Harold Ruf	Director	October 16, 2017
Harold Ruf

/s/ Kevin L. Unger	Director	October 16, 2017
Kevin L. Unger